Exhibit 99.1

Mesa Labs Reports Record Net Income and Revenues

Lakewood, Colorado, June 2, 2016 – Mesa Laboratories, Inc. (NASDAQ:MLAB) (we, us, our, “Mesa” or the “Company”) today reported record net income and revenues for both the quarter and the year ended March 31, 2016.

Highlights for the quarter and year ended March 31, 2016 as compared to the same periods last year:

●	Revenues increased 34 and 19 percent, respectively
●	Non-GAAP adjusted net income[1] increased 70 and 23 percent, respectively
●	Operating income increased 39 and three percent, respectively
●	Net income increased 78 and 17 percent, respectively

Revenues for the fourth quarter increased 34 percent to $24,812,000 as compared to $18,560,000 for the same quarter last year. Operating income for the fourth quarter increased 39 percent to $5,843,000 as compared to $4,202,000 for the same quarter last year. Net income for the fourth quarter increased 78 percent to $3,991,000 or $1.06 per diluted share of common stock as compared to $2,239,000 or $0.61 per diluted share of common stock for the same quarter last year. Net income for the fourth quarter was impacted by a $101,000 reduction in income tax expense which resulted from the adoption of a new accounting standard which requires excess tax benefits and deficiencies associated with share-based payment awards to employees to be accounted for as income tax benefit (expense) as compared to the same quarter in the previous year whereby they were accounted for as an increase (decrease) to equity.

Revenues for the year ended March 31, 2016 increased 19 percent to $84,659,000 as compared to $71,330,000 last year. Operating income for the year ended March 31, 2016 increased three percent to $16,323,000 as compared to $15,864,000 last year. Net income for the year ended March 31, 2016 increased 17 percent to $11,169,000 or $2.97 per diluted share of common stock as compared to $9,583,000 or $2.63 per diluted share of common stock last year. Operating income and net income for the year ended March 31, 2016 were impacted by an unusual item consisting of $1,709,000 expense, before tax, related to a litigation settlement associated with the Amega Acquisition. Net income for the year ended March 31, 2016 was also impacted by an $860,000 reduction in income tax expense as discussed above. Operating income and net income for the year ended March 31, 2015 were impacted by an unusual item consisting of $460,000 (before tax) of expenses associated with uncollected sales tax liabilities.

On a non-GAAP basis, adjusted net income (which excludes the non-cash impact of amortization of intangible assets, net of tax) for the fourth quarter increased 70 percent to $4,973,000 or $1.33 per diluted share of common stock as compared to $2,930,000 or $0.80 per diluted share of common stock for the same quarter last year. Adjusted net income for the year ended March 31, 2016 increased 23 percent to $15,324,000 or $4.08 per diluted share of common stock as compared to $12,502,000 or $3.43 per diluted share of common stock last year. Adjusted net income for years ended March 31, 2016 and 2015 was impacted by the same items noted above.

“The fourth quarter is usually Mesa’s strongest quarter, but in fiscal year 2016 it was extraordinary,” said John J. Sullivan, President and Chief Executive Officer. “Not only did we break single quarter records for revenues and profits, but the strong finish resulted in new annual records for these performance metrics, as well. Certainly, a portion of the record results were due to ERP-related delays in shipments during the previous quarter, as mentioned in last quarter’s release, but we also received record new orders in the fourth quarter. The strategic acquisitions we completed during the fiscal year, including two during the fourth quarter, helped drive revenues to new records for the quarter and year, but equally important was 17 percent of organic growth in the fourth quarter. For the year, organic growth was a healthy five percent for our combined Instruments and Biological Indicators divisions, which was partially offset by a slight decline in the Continuous Monitoring division of one percent. I am especially pleased with Mesa’s underlying profitability for both the fourth quarter and the full year. During the quarter, adjusted net income (“ANI”) was 20 percent of revenues, which equaled our goal. For the full fiscal year, excluding the unusual expenses in both fiscal years 2016 and 2015, and the fourth quarter accounting standard change that are mentioned above, ANI would have increased 19 percent for the year, representing 18 percent of revenues. Overall, Mesa’s fourth quarter was a great finish to another record year for Mesa.”

“I am very pleased with the progress we made during fiscal year 2016,” continued John Sullivan. “We have grown revenues by 19 percent, while improving underlying profitability, implemented a new state-of-the-art ERP system, entered new markets, introduced new products and expanded our international reach. While I do not expect the first quarter of fiscal year 2017 to match the stellar fourth quarter results (which is consistent with previous years), the business has very good momentum and I do believe that fiscal year 2017 will be another year of excellent growth for both revenues and profits at Mesa. We will continue to focus our efforts on improving our distribution channels, we will be introducing several important new products and we are hopeful that we will expand the business through strategic acquisitions. Our progress during fiscal year 2016 and excellent prospects for fiscal year 2017 are a testament to the hard work and dedication of the nearly 400 talented individuals at Mesa, and I would like to thank them for their efforts.”

1 The non-GAAP measures of adjusted net income and adjusted net income per diluted share are defined to exclude the non-cash impact of amortization of intangible assets, net of tax. A reconciliation between these non-GAAP measures and their GAAP counterparts is set forth in the table below, along with additional information regarding their use.

Financial Summary (Unaudited, except for the information as of and for the years ended March 31, 2016 and 2015)

Consolidated Statements of Income

(Amounts in thousands, except per share data)	Three Months Ended March 31,		Year Ended March 31,
	2016	2015	2016	2015
Revenues	$24,812	$18,560	$84,659	$71,330
Cost of revenues	9,816	7,048	33,246	27,938
Gross profit	14,996	11,512	51,413	43,392
Operating expenses	9,153	7,310	35,090	27,528
Operating income	5,843	4,202	16,323	15,864
Other expense, net	(58)	(203)	(768)	(517)
Earnings before income taxes	5,785	3,999	15,555	15,347
Income taxes	1,794	1,760	4,386	5,764
Net income	$3,991	$2,239	$11,169	$9,583

Net income per share (basic)	$1.10	$0.63	$3.10	$2.72
Net income per share (diluted)	1.06	0.61	2.97	2.63

Weighted average common shares outstanding:
Basic	3,630	3,542	3,605	3,521
Diluted	3,751	3,657	3,757	3,650

Consolidated Balance Sheets

(Amounts in thousands)	March 31, 2016	March 31, 2015
Cash and cash equivalents	$5,695	$2,034
Other current assets	31,491	27,588
Total current assets	37,186	29,622
Property, plant and equipment, net	16,628	9,598
Other assets	106,934	78,100
Total assets	$160,748	$117,320

Liabilities	$76,070	$43,841
Stockholders’ equity	84,678	73,479
Total liabilities and stockholders’ equity	$160,748	$117,320

Reconciliation of Non-GAAP Measures

(Unaudited)

(Amounts in thousands, except per share data)	Three Months Ended March 31,		Year Ended March 31,
	2016	2015	2016	2015
Net income	$3,991	$2,239	$11,169	$9,583
Amortization of intangible assets, net of tax	982	691	4,155	2,919
Adjusted net income	$4,973	$2,930	$15,324	$12,502

Adjusted net income per share (basic)	$1.37	$0.83	$4.25	$3.55
Adjusted net income per share (diluted)	1.33	0.80	4.08	3.43

Weighted average common shares outstanding:
Basic	3,630	3,542	3,605	3,521
Diluted	3,751	3,657	3,757	3,650

In March 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-09, Compensation—Stock Compensation (Topic 718), as part of its simplification initiative, which affects all entities that issue share-based payment awards to their employees. The amendments in this update cover such areas as the recognition of excess tax benefits and deficiencies, the classification of those excess tax benefits on the statement of cash flows, an accounting policy election for forfeitures, the amount an employer can withhold to cover income taxes and still qualify for equity classification and the classification of those taxes paid on the statement of cash flows. The ASU was effective for our fiscal year ending March 31, 2018 using either the prospective, retrospective or modified retrospective transition method, depending on the area covered in this update. As permitted within the amendment, we elected to early adopt and prospectively apply the provisions of this amendment as of April 1, 2015. As a result of the adoption of this ASU, our net income and adjusted net income results by quarter for the year ended March 31, 2016 are as follows (Unaudited, except for the net income amounts for the year ended March 31, 2016):

(Amounts in thousands, except per share data)	Q1	Q2	Q3	Q4	Total
Net income	$2,755	$1,826	$2,597	$3,991	$11,169
Adjusted net income	$3,748	$2,799	$3,804	$4,973	$15,324

Net income per share (basic)	$0.77	$0.51	$0.72	$1.10	$3.10
Net income per share (diluted)	0.74	0.48	0.69	1.06	2.97

Adjusted net income per share (basic)	$1.05	$0.78	$1.05	$1.37	$4.25
Adjusted net income per share (diluted)	1.01	0.74	1.00	1.33	4.08

Our income tax rate varies based upon many factors but in general, we anticipate that on a go forward basis, our effective tax rate will approximate 33 to 36 percent, plus or minus the impact of excess tax benefits and deficiencies associated with share-based payment awards to employees (which may vary significantly from year to year).

The non-GAAP measures of adjusted net income and adjusted net income per share presented in the reconciliation above are defined to exclude the non-cash impact of amortization of intangible assets, net of tax. The tax effect is calculated using the average corporate rate for that period multiplied by the amortization. We believe that excluding these acquisition related expenses provides the ability to understand the benefits of acquisitions based on their cash return.

We provide non-GAAP adjusted net income and non-GAAP adjusted net income per share amounts in order to provide meaningful supplemental information regarding our operational performance. Our management uses non-GAAP measures to evaluate the performance of our business and to compensate employees. This information facilitates management's internal comparisons to our historical operating results as well as to the operating results of our competitors. Since management finds this measure to be useful, we believe that our investors can benefit by evaluating both non-GAAP and GAAP results.

Our management recognizes that items such as amortization of intangible assets can have a material impact on our net income. To gain a complete picture of all effects on our profit and loss from any and all events, management does (and investors should) rely upon the GAAP consolidated statements of income. The non-GAAP numbers focus instead upon our core operating business.

Readers are reminded that non-GAAP measures are merely a supplement to, and not a replacement for, or superior to financial measures prepared according to GAAP. They should be evaluated in conjunction with the GAAP financial measures. It should be noted as well that our non-GAAP information may be different from the non-GAAP information provided by other companies.

About Mesa Laboratories, Inc.

We pursue a strategy of focusing primarily on quality control products and services, which are sold into niche markets that are driven by regulatory requirements. We prefer markets that have limited competition where we can establish a commanding presence and achieve high gross margins. We are organized into four divisions across eight physical locations. Our Instruments Division designs, manufactures and markets quality control instruments and disposable products utilized in connection with the healthcare, pharmaceutical, food and beverage, medical device, industrial hygiene, environmental air sampling and semiconductor industries. Our Biological Indicators Division provides testing services, along with the manufacturing and marketing of biological indicators and distribution of chemical indicators used to assess the effectiveness of sterilization processes, including steam, hydrogen peroxide, ethylene oxide and radiation, in the hospital, dental, medical device and pharmaceutical industries. Our Continuous Monitoring Division designs, develops and markets systems which are used to monitor various environmental parameters such as temperature, humidity and differential pressure to ensure that critical storage and processing conditions are maintained in hospitals, pharmaceutical and medical device manufacturers, blood banks, pharmacies and a number of other laboratory and industrial environments. Our Cold Chain Division provides parameter (primarily temperature) monitoring of products in a cold chain, consulting services such as compliance monitoring, packaging development and validation or mapping of transport and storage containers, and thermal packaging products such as coolers, boxes, insulation materials and phase-change products to control temperature during transport.

Forward Looking Statements

This press release may contain information that constitutes "forward-looking statements." Generally, the words "believe," "expect," "project," “anticipate,” “intend,” "estimate," "will" and similar expressions identify forward-looking statements, which generally are not historical in nature. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future — including statements relating to revenue growth and statements expressing general views about future operating results — are forward-looking statements. Management believes that these forward-looking statements are reasonable as and when made. However, caution should be taken not to place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and present expectations or projections. These risks and uncertainties include, but are not limited to, those described in our Annual Report on Form 10-K for the year ended March 31, 2015, and those described from time to time in our subsequent reports filed with the Securities and Exchange Commission.

CONTACT: John J. Sullivan, Ph.D.; President and CEO, or John Sakys; CFO, both of Mesa Laboratories, Inc., +1-303-987-8000

For more information about the Company, please visit its website at www.mesalabs.com.